Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Allion Healthcare, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-127758) of Allion Healthcare, Inc. of our report dated March 15, 2006, except for Note 2, which is dated November 17, 2006, relating to the consolidated financial statements and schedules, and our report dated March 15, 2006 relating to the effectiveness of Allion Healthcare, Inc.’s internal control over financial reporting, which appear in this Form 10-K/A.

/s/ BDO Seidman, LLP

November 17, 2006